UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Cedar Fair, L.P.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Cedar Fair, L.P. Pursuant to Rule 14a-12

Under the Securities Act of 1934

Subject Company: Cedar Fair, L.P.

Commission File No.: 001-09444

The following communication was sent to all Cedar Fair employees on December 17, 2009:

Memo

To:	Cedar Fair Employees

From:	Richard L. Kinzel

Date:	December 17, 2009

As you may know, last night Cedar Fair entered into a definitive merger agreement to be acquired by an affiliate of Apollo Global Management, a leading global alternative asset manager. A copy of the press release issued last night is attached for your reference.

Over the past several years, we have considered a wide range of strategic options, and we are confident that partnering with Apollo is the right choice for Cedar Fair. Most importantly, this is an exciting opportunity for our company, employees and our communities.

First and foremost, we will not change our operating approach. Our headquarters will remain in Sandusky and we do not expect to make changes to our staffing levels. Cedar Fair is known for operating the finest family-oriented amusement parks in the country. It is you, the employees, who are responsible for this recognition and we will continue our commitment to upholding that distinction.

Apollo enthusiastically supports our mission of providing our guests with world-class thrills, fun and family entertainment. As we have always done in the past, we need to remain focused on the upcoming operating season and driving profitability at all of our parks over the long term.

For those of you who may not be familiar with Apollo Global Management, they are a leading global alternative asset manager with more than $51 billion of assets under management. Apollo has invested in companies across a broad range of geographies and industries. Some of the most notable companies currently owned by Apollo are AMC Entertainment, Claire’s, Harrah’s Entertainment, Norwegian Cruise Line and Realogy (Coldwell Banker and Century 21 Real Estate).

The merger is expected to close in the spring of 2010 and, upon closing, we will become a private company and a wholly-owned affiliate of Apollo. We will keep you informed of major developments as they arise.

Please contact your general manager should you have any additional questions or concerns.

Our strength continues to depend on your passion and dedication. Thanks to all of you for operating the kind of high-quality parks that we can all be proud of. I wish you all a happy and healthy holiday season. Thank you for your continued support.

Sincerely,

Dick

• Page 2

News Release

For Immediate Release December 16, 2009	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR AGREES TO BE ACQUIRED BY AFFILIATE OF APOLLO GLOBAL MANAGEMENT

•	CEDAR FAIR UNITHOLDERS TO RECEIVE $11.50 PER UNIT

SANDUSKY, OHIO, December 16, 2009 -- Cedar Fair, L.P. (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, announced today that it has entered into a definitive merger agreement to be acquired by an affiliate of Apollo Global Management, a leading global alternative asset manager.

Under the terms of the agreement, Cedar Fair unitholders will receive $11.50 in cash for each Cedar Fair limited partnership unit that they hold, representing a 43% premium over Cedar Fair’s volume weighted average closing unit price over the past 30 days and a 28% premium over the closing unit price on December 15, 2009. The transaction is valued at approximately $2.4 billion, including the refinancing of the Company’s outstanding indebtedness. Affiliates of J.P. Morgan, BofA Merrill Lynch, Barclays Capital Inc., UBS Investment Bank and KeyBanc Capital Markets have provided an aggregate $1.95 billion financing commitment in support of the transaction.

The board of directors of Cedar Fair has unanimously approved the merger agreement and has resolved to recommend that Cedar Fair limited partnership unitholders adopt the agreement.

Cedar Fair’s chairman, president and chief executive officer, Dick Kinzel, said, “We have considered a wide range of strategic alternatives over the past several years. After considering these strategic alternatives, we have concluded that the transaction with Apollo is in the best interest of our unitholders.”

“This transaction allows Cedar Fair unitholders to realize significant value from their investment in our Company over recent trading levels,” added lead director, Michael Kwiatkowski. “Apollo has a strong track record of growing businesses, and its desire to add Cedar Fair to its portfolio serves as a testament to our solid business model and the talent of our people.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Agrees to be Acquired by Affiliate of

Apollo Global Management

December 16, 2009

Aaron Stone, a Senior Partner at Apollo, said, “We are extremely pleased to be acquiring this premier amusement park operator. We look forward to partnering with Cedar Fair’s management team and employees to build on the many strengths of the Company. We are firmly committed to Cedar Fair’s continued growth as an industry leading amusement park operator.”

Transaction Details

The merger is conditioned upon, among other things, the approval of holders of two-thirds of Cedar Fair’s outstanding units, the receipt of regulatory approvals and other closing conditions. Assuming the satisfaction of these conditions, the transaction is expected to close by the beginning of the second quarter of 2010. The merger agreement does not include a financing condition. Upon completion of the merger, Cedar Fair will become a private company, wholly-owned by an affiliate of Apollo Global Management.

Under the terms of the merger agreement, Cedar Fair may solicit alternative proposals from third parties for 40 days and will consider any such proposals. There can be no assurance that the solicitation of such proposals will result in an alternative transaction. In addition, Cedar Fair may, at any time, subject to the terms of the merger agreement, respond to unsolicited proposals.

Rothschild Inc. and Guggenheim Securities, LLC are the Company’s financial advisors, and Weil, Gotshal & Manges LLP and Squire, Sanders & Dempsey are its legal advisors. Wachtell, Lipton, Rosen & Katz and O’Melveny & Myers LLP acted as legal advisors and BofA Merrill Lynch, J.P. Morgan, Barclays Capital Inc., and UBS Investment Bank acted as financial advisors to Apollo Global Management in connection with the transaction.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

About Apollo Global Management

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Agrees to be Acquired by Affiliate of

Apollo Global Management

December 16, 2009

About Apollo Global Management

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Singapore, Frankfurt and Mumbai. Apollo had assets under management of over $51 billion as of September 30, 2009, in private equity, credit-oriented capital markets and real estate invested across a core group of nine industries where Apollo has considerable knowledge and resources.

Forward-Looking Statements

Some of the statements contained in this news release (including information included or incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including uncertainties associated with the proposed sale of the Company to an affiliate of Apollo Global Management, the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction, the ability of third parties to fulfill their obligations relating to the proposed transaction, the ability of the parties to satisfy the conditions to closing of the merger agreement to complete the transaction and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”). Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Agrees to be Acquired by Affiliate of

Apollo Global Management

December 16, 2009

Additional Information About This Transaction

This memorandum and the news release attached to it may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Cedar Fair will file with, or furnish to, the SEC all relevant materials, including a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF CEDAR FAIR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING CEDAR FAIR’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to unitholders of Cedar Fair. Investors and security holders will be able to obtain the proxy statement (when available) and other documents filed by Cedar Fair free of charge from the SEC’s website, www.sec.gov. Cedar Fair’s unitholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from Cedar Fair’s website, www.cedarfair.com.

Cedar Fair and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with, or furnished to, the SEC when they become available.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233